EXHIBIT 12.1

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          CALCULATION OF RATIO OF EARNINGS BEFORE FIXED CHARGES
                             TO FIXED CHARGES

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                                                   Year Ended December 31,
                             1994           1993           1992          1991       1990
                                                   (dollars in millions)
Income (loss) before taxes  $  5.4        $(26.2)         $30.6         $ 3.5     $(34.5)

Less interest capitalized     (3.7)            -              -             -          -

   Adjusted earnings (loss)    1.7         (26.2)          30.6           3.5      (34.5)

Add fixed charges:

Interest expense              30.2          32.1           43.6          49.9       53.9

Portion of rental expense
     representative of an
     interest factor           2.3           2.0            2.3           2.0        5.2

A Total fixed charges         32.5          34.1           45.9          51.9       59.1

B Earnings (loss) before
     fixed charges           $34.2       $   7.9          $76.5         $55.4      $24.6

Ratio earnings before
     fixed charges to fixed
     charges (B/A)             1.05           .23           1.67          1.07        .42

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